MATERIALS SUPPLY AGREEMENT

This Materials Supply Agreement (“Agreement”) is entered into and effective as of October 12, 2018 (“Effective Date”), by and between Purebase Corporation (“Purebase”), a corporation organized under the laws of the State of Nevada with offices located at 8631 State Highway 124, P.O. Box 757, Ione, California 95640 and U S Mine Corp. (“US Mine Corp”), a Nevada corporation organized under the laws of the State of Nevada with offices located at 8625 State Highway 124, Ione, P.O. Box 580 California 95640. Purebase and US Mine Corp are collectively referred to herein as the “Parties” and individually as a “Party.”

Recitals

A. Pursuant to an existing mining agreement by and between US Mine Corp and U S Mine, LLC, a California limited liability company (“US Mine LLC”), US Mine Corp holds the right, from Ione Minerals, Inc. (“Ione Facilities”), to mine, process and sell certain raw clay materials (collectively, the “Materials”) that are located in, on or about land owned by US Mine LLC.

B. WHEREAS, Purebase owns or has mineral lease rights to certain real property and mill sites located in the State of California and the State of Nevada (the “Properties”); and

C. WHEREAS, US Mine Corp will mine and transport under separate services agreement the minerals owned by Purebase and processed through the Ione Facilities; and

D. Purebase shall have the have the right to acquire certain clays for its agricultural business as per the services/supply agreement herein for the mineral products identified in Exhibit “A”.

E. US Mine Corp is willing to provide (supply) to Purebase as and if requested, Purebase’s requirements for the Materials and Purebase is willing to pay for all of its requested requirements for the Materials from US Mine Corp on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

TERMS OF AGREEMENT

1. Incorporation of Recitals. The Recitals set forth above are a material part of this Agreement and are incorporated herein by this reference.

2. Requirements Contract.

(a) US Mine Corp shall use commercially reasonable efforts to supply Purebase with all of its requirements for Materials requested under this Agreement. Purebase, agrees to purchase from US Mine Corp those requirements for Materials as identified in Exhibit A attached hereto and incorporated herein by this reference, which may be amended, modified or supplemented after the Effective Date hereof in accordance with this Agreement. However, should Purebase determine to obtain some or all of the Materials from a source other than US Mine Corp, then in such case, Purebase shall modify Exhibit A as and if necessary to reflect any resulting change in the requirements for Materials from US Mine Corp.

(b) All kaolin clay provided pursuant to this Agreement shall be used exclusively for agricultural products.

3. Materials Orders. All direct purchases of Materials by Purebase shall be made pursuant to a supply order, or other similar format or procedure mutually agreed upon between the Parties (“Supply Order”). Each Supply Order shall clearly specify the type of Materials, quantities, specifications, and the requested delivery date. All Supply Orders shall be FOB the US Mine Corp facility located at 8631 State Highway 124, Ione, California (“US Mine Corp Facility”). US Mine Corp shall use commercially reasonable efforts to deliver all Materials ordered by Purebase in accordance with each Supply Order. Except to the extent this Agreement explicitly permits modification of its terms in a Supply Order, to the extent the Supply Order conflicts with this Agreement, this Agreement shall prevail.

4. Purchase Price. The cost per unit prices for Materials delivered under a Supply Order shall be as reflected in Exhibit A, subject to periodic adjustment as provided in Exhibit A. If any other customer of US Mine Corp obtains pricing with respect to any Materials which is more favorable (taking into account all credits, discounts, rebates, adjustments, bonuses, allowances or any other incentives offered) than those terms provided to Purebase at any time during the term of this Agreement, US Mine Corp shall adjust the cost to Purebase for such Materials to conform to the more favorable terms. Purebase shall be responsible for payment of all freight, insurance, and other delivery charges from the point upon delivery of the Materials FOB the US Mine Corp Facility. Purebase shall be responsible for all taxes with respect to the sale and purchase of the Materials.

5. Delivery; Risk of Loss. Unless otherwise agreed to in writing by the Parties, title and risk of loss with respect to the Materials shall remain in US Mine Corp until the Materials have been tendered to Purebase or an agent or consignee duly designated by Purebase, at US Mine Corp’s mine site whereupon, upon acceptance by Purebase, title and risk of loss shall pass to Purebase.

6. Specifications.

(a) All Materials furnished by US Mine Corp shall conform to the mutually agreed upon requested specifications in the Supply Orders. No material deviation or substitution from the specifications set forth on the Supply Order is permitted without the prior written consent of Purebase. Purebase shall have the right at all times during this Agreement, at its sole cost and expense, to conduct such tests and inspections as Purebase deems necessary to assure the Materials comply with its specifications. Purebase will be supplied, as agreed and needed.

(b) US Mine Corp. shall mine and process the Materials to Purebase’s specifications which specifications shall remain proprietary to Purebase. Such specifications may include organic certification requirements. Such specifications cannot be altered or changed without the express written consent of Purebase.

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(c) Will perform all operations and tasks in compliance with NOP standards as described in the quality assurance manual provided by Purebase.

(d) US Mine Corp shall insure that its equipment, personnel and operational practices are in compliance with NOP standards.

7. Payment. Purebase shall pay one-half of all amounts due under each invoice upon delivery of the Materials and the remaining balance shall be paid when the Materials leave the US Mine Corp Facility and pass the truck platform scale set forth in Section 8 below, but in no event later than thirty (30) days following receipt of the invoice. Any amounts not paid after thirty days shall bear interest from the due date at the lesser of eighteen percent (18%) per annum or the maximum rate of interest permitted by law.

8. Weighing of Materials. In order to accurately determine the net total tonnage of each of the Materials provided, the Parties agree to use the existing certified truck platform scale located at the US Mine Corp property, located at 8625 Hwy 124, Ione, CA 95640. All Materials shall be weighed on a truckload basis for bulk Material when Purebase sends trucks off of the property. Purebase shall pay US Mine Corp Ten Dollars ($10.00) per truckload sent over the truck platform scale. Packaged Material must be weighed per bag (each bag weighing no less than stipulated on the label) and each pallet must be weighed measuring no more than 2000 lbs. new weight each.

The scale shall be approved by Purebase and maintained by US Mine Corp in accordance with the provisions of the Business and Professions Code of the State of California pertaining to weigh-master and will meet CDFA standards for such effect. Operation of the scale shall be by a certificated weigh-master. A weight certificate and a copy thereof, shall be prepared for each and every load of the Materials sent to the weigh-master by Purebase. A duplicate of all weight certificates shall be delivered to US Mine Corp and Purebase. In the event that the scale installed pursuant to this Section 8 fails for any reasons to function properly, and repair thereof cannot be effected within a reasonable period of time, Purebase and US Mine Corp shall cooperate in good faith to weigh tonnage of the Material supplied at any public scales operated by a weigh-master available or at any other scales operated by a weigh-master until the US Mine Corp scales are repaired.

9. Term. The initial term of this Agreement shall commence on the Effective Date and shall remain in effect for two (2) years. Thereafter, this Agreement shall renew automatically for three (3) successive one (1) year periods unless either Party elects to terminate this Agreement upon written notice to the other Party at least sixty (60) days prior to the end of the then-current term. The initial term of this Agreement and any extensions thereof shall be referred to collectively as the “Term.”

10. Termination. This Agreement may be terminated:

(a) by US Mine Corp in the event that Purebase fails to make any payments due under this Agreement when due, and fails to cure such non-payment within sixty (60) days after receiving written notice from US Mine Corp;

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(b) by either Party in the event that the other Party materially breaches or fails to comply with any other material provision of this Agreement, and fails to cure such breach within thirty (30) days after written notice is received from the non-breaching Party (or if such breach cannot be cured within thirty (30) days, fails commence to cure within such time or fails to diligently pursue the cure after such thirty (30) day period); or

(c) by either Party in the event that the other Party ceases doing business or is otherwise unable to fulfill its obligations pursuant to this Agreement, or is adjudicated a bankrupt, or makes a general assignment for the benefit creditors, or has a receiver or liquidator appointed, such termination to be effective immediately upon written notice from the terminating Party.

11. Effect of Termination. Upon termination of this Agreement, US Mine Corp shall use commercially reasonable efforts to sell any unused processed and/or bagged Materials that Purebase ordered pursuant to the last Supply Order submitted to US Mine Corp immediately prior to the termination of this Agreement to other customers that US Mine Corp has for the next 60 days from US Mine Corp’s receipt of Notice of Termination from Purebase, in order to mitigate any damages that US Mine Corp may incur as a result of such Termination. However, Purebase acknowledges and agrees that should US Mine Corp still have unsold Materials in its possession from Purebase’s last Supply Order after the 60 days, then Purebase will be responsible for paying any fees due for the remaining amount of the Materials that Purebase’s last Supply Order in US Mine Corp’s possession that meet the Purebase’s specifications as defined in Exhibit A. Purebase acknowledges that its commitment to acquire such remaining Materials is a fundamental part of the basis of US Mine Corp’s bargain hereunder, and US Mine Corp would not enter into this Agreement to provide the Materials to Purebase absent such commitment.

12. Force Majeure. Neither Party shall be deemed to be in default of its obligations hereunder (other than the obligation to make payments arising prior to the date of the applicable Force Majeure) to the extent any delay in its performance is caused by or is the result of factors beyond its reasonable control, including, without limitation, fire, explosion, accident, riot, terrorism, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or of a public enemy, other casualty, strike or lockout (collectively, an event of “Force Majeure”). Upon the occurrence of an event of Force Majeure that prevents US Mine Corp from supplying Materials to Purebase, Purebase shall have the right to purchase its requirements of such Materials from any available alternate source until such time as US Mine Corp is able to recommence performance under this Agreement.

13. Defective or Nonconforming Materials. US Mine Corp agrees that all the Materials will meet the specifications in all material respects. Any Materials which must meet organic certification shall be free from all contaminates in including cross contamination by other clays, minerals, sands equipment, personnel and weather induced contamination such as rain, avalanches, wind or other weather related events. Any such contamination shall be considered nonconforming materials. If the Materials provided by US Mine Corp meet the specifications, it will be accepted and the fee to US Mine Corp shall be paid. If Purebase finds that any of the Materials specifications are not met, then Purebase shall promptly notify US Mine Corp of the problem in writing and provide US Mine Corp with its test data and results. Purebase agrees to provide US Mine Corp written notification of any nonconformity within fifteen (15) days of receipt of the Materials during which period Purebase may reject any Materials not meeting the stated specifications without further liability or cost and US Mine Corp shall be responsible for loading and transporting nonconforming Materials off Purebase’s premises. In the event US Mine Corp has not received a notice from Purebase within fifteen (15) days of Purebase’s receipt of the Materials, the Materials shall be deemed to be accepted by Purebase.

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14. LIMITED WARRANTY. SO LONG AS USMC HAS PERFORMED TO THE SPECIFICATIONS REQUESTED, PUREBASE ACCEPTS SOLE RESPONSIBILITY FOR SELECTING THE TYPE OF MATERIALS HEREUNDER AND PROVIDING THE SPECIFICATIONS THEREFOR. PUREBASE ACKNOWLEDGES THAT THE MATERIALS SUPPLIED UNDER THIS AGREEMENT ARE SUPPLIED IN ACCORDANCE WITH SPECIFICATIONS FURNISHED TO AND RELIED UPON BY US MINE CORP, AND PUREBASE UNDERTAKES SOLE RESPONSIBILITY FOR ALL USES OF THE MATERIALS BY PUREBASE CUSTOMERS.

15. Indemnification.

(a) Purebase shall indemnify, defend, and hold harmless US Mine Corp and its officers, directors, employees, agents, subsidiaries, successors and assigns from and against any and all claims, costs, liabilities, debts, demands, suits, actions, causes of action, proceedings, damages, judgments, liens, expenses, or obligations of whatever kind or nature, including attorneys’ fees and costs, the costs of all other professionals, and all court or arbitration or other dispute resolution costs (collectively, “US Mine Corp Claims”), arising out of or related to (i) the design or specifications of the Materials as set forth in Exhibit A; (ii) the marketing, advertisement, sale, or distribution of Purebase’s finished products or services in which the Materials are used; (iii) any contamination of or defect in the Materials arising after delivery by US Mine Corp; or (iv) the use of Purebase’s finished products or services by any person. The foregoing indemnity obligations shall not apply to the extent any such US Mine Corp Claims are ultimately established by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of US Mine Corp. US Mine Corp shall give Purebase prompt written notice of any claim or lawsuit arising for or relating to Items (i) – (iv) above and shall permit Purebase to undertake the defense thereof at Purebase’s expense. If Purebase fails to do so, US Mine Corp shall have the right, but not the obligation, to defend any US Mine Corp Claim and to charge all of the direct or incidental costs of such defense, including attorneys’ fees and costs, to Purebase and to recover the same from Purebase. If Purebase accepts the defense, US Mine Corp shall have the right to participate in such defense, at its own expense, to the extent that in its judgment US Mine Corp may be prejudiced thereby. US Mine Corp shall cooperate in any defense, to the extent reasonably requested by Purebase, at Purebase’s expense. In any claim made or suit brought from which US Mine Corp seeks indemnification under this Section 16(a), US Mine Corp shall not settle, offer to settle, or admit liability or damages without the prior written consent of Purebase, such consent not being unreasonably withheld.

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(b) US Mine Corp shall indemnify, defend, and hold harmless Purebase and its officers, directors, employees, agents, subsidiaries, successors and assigns from and against any and all claims, costs, liabilities, debts, demands, suits, actions, causes of action, proceedings, damages, judgments, liens, expenses, or obligations of whatever kind or nature, including attorneys’ fees and costs, the costs of all other professionals, and all court or arbitration or other dispute resolution costs (collectively, “Purebase Claims”), to the extent caused by US Mine Corp arising out of or related to (i) the mining, production, processing or packaging of the Materials; (ii) any contamination of or defect in the Materials arising prior to delivery to Purebase including any failure to meet all NOP specification applicable to such Material and whether such contamination or defect is identified before or after delivery to Purebase; or (iii) any improper packaging, labeling or Bill of Lading of such Material by US Mine Corp. The foregoing indemnity obligations shall not apply to the extent any such Purebase Claims are ultimately established by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of Purebase. Purebase shall give US Mine Corp prompt written notice of any claim or lawsuit arising from or relating to Items (i) – (ii) above and shall permit US Mine Corp to undertake the defense thereof at US Mine Corp ’s expense. If US Mine Corp fails to do so, Purebase shall have the right, but not the obligation, to defend any Purebase Claim and to charge all of the direct or incidental costs of such defense, including attorneys’ fees and costs, to US Mine Corp and to recover the same from US Mine Corp. If US Mine Corp accepts the defense, Purebase shall have the right to participate in such defense, at its own expense, to the extent that in its judgment Purebase may be prejudiced thereby. Purebase shall cooperate in any defense, to the extent reasonably requested by US Mine Corp, at US Mine Corp ’s expense. In any claim made or suit brought from which Purebase seeks indemnification under this Section 16(b), Purebase shall not settle, offer to settle, or admit liability or damages without the prior written consent of US Mine Corp, such consent not being unreasonably withheld.

16. Miscellaneous Provisions.

(a) Notices. Any notice to be given or to be served upon either Party hereto in connection with this Agreement must be in writing and shall be deemed to have been given and received (i) when personally delivered, (ii) when verified received if sent by fax or email, (iii) two (2) days after it is sent by Federal Express or similar overnight courier, postage prepaid and addressed to the Party for whom it is intended, at that Party’s address specified below, or (iv) three (3) days after it is sent by certified or registered United States mail, return receipt requested, postage prepaid and addressed to the Party for whom it is intended, at that Party’s address specified below:

PUREBASE:	Purebase Corporation
Attention: Scott Dockter, CEO
8631 Highway 124
P.O. Box 757
Ione, California 95640

US MINE CORP:	U S Mine Corp
Attention: John Bremer, President
8625 Highway 124
P.O. Box 580
Ione, California 95640

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Either party may change the place for the giving of notice to it by thirty (30) days prior written notice to the other party as provided herein.

(b) Binding Effect. This Agreement is binding upon, and inures to the benefit of, each Party hereto and its directors, officers, employees, agents, representatives, affiliates, assigns, and successors.

(c) Independent Contractor. US Mine Corp shall act as an independent contractor in furnishing the goods and services provided for in this Agreement and shall furnish such goods and services in US Mine Corp’s own manner and method and in no respect, shall US Mine Corp be considered an agent or employee of Purebase, maintaining complete control over all employees and operations. No provisions of this Agreement shall be construed to create a partnership or joint venture between Purebase and US Mine Corp, and neither Party shall have the power to bind or obligate the other Party, except as expressly set forth in this Agreement.

(d) Non-Waiver. Neither Party shall be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by that Party, and then only to the extent specifically set forth in writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

(e) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement will continue in full force and effect without being impaired or invalidated in any way and will be construed in accordance with the purposes and intent of this Agreement as set forth by the Parties.

(f) Interpretation. Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in connection with the construction or interpretation of this Agreement.

(g) Opportunity to Consult Counsel. Each Party represents to the other that it has had an opportunity to have this Agreement reviewed by legal counsel of its choosing and has done so to its satisfaction, that it has had a full opportunity to review the terms of this Agreement, that it fully understands the legal effect of each provision of this Agreement, and that it has willingly consented to the terms of this Agreement. Purebase has obtained a fairness opinion from independent counsel confirming this Agreement represents a fair agreement based on an arms-length third party negotiated agreement comparison.

(h) Further Acts. Each party agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

(i) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding any choice of law provisions.

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(j) Jurisdiction; Venue. Any action taken to enforce this Agreement shall be maintained in the Superior Court of Amador County, California. The parties expressly consent to the jurisdiction of said court and agree that said court shall be a proper venue for any such action.

(k) Attorneys’ Fees. In the event any action, including arbitration, shall be brought to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to reasonable costs, including attorney’s fees, in addition to any other recovery to which he may be entitled.

(l) Mutual Representations. Each Party hereby represents and warrants to the other: that it has full corporate power and authority and is duly authorized under applicable law, its articles of incorporation and its by-laws, to own its properties and to conduct its business as presently conducted and as herein contemplated, and to enter into and perform this Agreement in accordance with the terms hereof; and that neither such entering into nor such performance violates or will violate such articles of incorporation or by-laws or any agreement or other instrument, or any federal, state or local law, regulation or ordinance applicable to such Party or by which it is bound. Purebase acknowledges that certain members of its board of directors hold an ownership interest in each Party and as a result have a personal financial interest in the transaction contemplated by this Agreement. Purebase has obtained the approval or unanimous consent of the transactions contemplated by this Agreement from its disinterested directors, each of whom have been fully advised of and provided with the details concerning the nature of the common ownership and personal interests of the interested directors in accordance with Section 78.140 of the Nevada Revised Statutes. Purebase has obtained a fairness opinion from independent counsel opining that the transactions contemplated by this Agreement are fair to Purebase.

(m) Modifications Must Be Made in Writing. This Agreement may not be modified, altered, or changed in any manner whatsoever except by a written instrument duly executed by authorized representatives of the Parties.

(n) Entire Agreement. This Agreement and the documents and Agreements referred to herein or executed pursuant hereto, constitute the entire agreement of the Parties as to the subject matters addressed by this Agreement, and supersede any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties, relating to the subject matter contained in this Agreement, which are not fully referred to or expressed herein.

(o) Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original, but all of which together will be deemed to be one and the same instrument. Electronically reproduced and/or transmitted signatures are equivalent to original signatures for all purposes hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

U S MINE CORP., a Nevada corporation

By:	/s/ John Bremer
Name:	John Bremer
Its:	President

PUREBASE CORPORATION, a Nevada corporation

By:	/s/ A.Scott Dockter
Name:	a. Scott Dockter
Its:	CEO

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EXHIBIT A

PRICE LIST

Purebase Corporation agrees to pay the following prices:

Product	Price
Kaolin Clay for Organic Agriculture	$145 per US Ton for bagged product

PRICE ADJUSTMENT

The price for each Material listed in this Exhibit A and any other additional minerals or commodities mined or processed, which are not listed, which the Parties have agreed, in writing, to add subsequently as part of this Exhibit A, shall be adjusted quarterly, effective October 1st, January 1st, April 1st and July 1st of each calendar year pursuant to the process below:

Each year, the Parties shall use the Bureau of Labor Statistics, Producer Price Index for Kaolin and Ball Clay (Table 11) Industry Product Code 212324-O for the month of June from the previous year and June in the current year and calculate the differential between the indices to equate a percentage price increase or decrease from the prior year. The current Bulk Kaolin Clay Price price shall then be multiplied by the percentage price increase or decrease and added to or subtracted from the current price for both Bulk and Bagged Products. This amount shall become the new price for effective December 1st. Except, in no event, shall the new price be less than the original price stated in this Exhibit A, unless agreed to in writing by each Party. To the extent the Bureau of Labor Statistics, Producer Price Index for Kaolin and Ball Clay (Table 11) Industry Product Code 212324-O does not include price fluctuations for fuel prices used in the mining of the Materials, US Mine Corp reserves the right to further adjust the prices quarterly based on substantiated increases in gasoline and/or diesel fuel prices.

Parties also agree that if Purebase supplies the bags the total charge will be reduced by the cost of the bags incurred by Purebase.

If Purebase provides clay product to the facility at its cost, the bagged cost will be reduced by an amount equal to the Bulk Kaolin Clay price

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